Exhibit 4.51

Camaçari

CONTRACT ON LOAN FOR USE AND OTHER AGREEMENTS

This Contract is entered into in accordance with the facts and the Law by the parties identified above:

The GRANTING LENDER, VIA VAREJO S.A., a stock corporation located in the city and district of São Caetano do Sul, at Rua João Pessoa, no 83, Bairro Centro, CEP [Postal Code]: 09520-010, registered with the Corporate Taxpayer Registration of the Ministry of Finance (Cadastro Nacional da Pessoa Jurídica do Ministério da Fazenda, CNPJ/MF) under No. 33.041.260/0652-90, hereby duly represented in accordance with its Statutes, hereinafter referred to simply as the “LENDER”;

The RECEIVING BORROWER, CNOVA COMÉRCIO ELETRÔNICO S/A, located in the city of São Paulo, State of São Paulo, at Rua Gomes de Carvalho, no 1609, 39 at no floors, block - Vila Olímpia, registered with the Corporate Taxpayer Registration of the Ministry of Finance (CNPJ/MF) under No. 07.170.938/0001-07, hereby duly represented in accordance with its Statutes, hereinafter referred to simply as the “BORROWER”.

The parties have reached the following agreement in accordance with the facts and the law:

CLAUSE ONE — The BORROWER is the LESSEE of the property located in the city of Camaçari, State of Bahia, at Rodovia BA-535, Km. 11.5, Via Parafuso, Bairro Área Industrial Sul, Cep 42800-001.

PARAGRAPH ONE — The purpose of this contract is to borrow the space of 8,500 m2 (eight thousand five hundred square meters), located in the property mentioned above, better described in the attached location sketches, signed by the parties.

PARAGRAPH TWO — The property that is the subject of this contract is in good conditions and suited for use, which is why the BORROWER agrees to keep it in good condition, well-functioning and clean, in accordance with the attached Minutes of Inspection, excluding wear and tear as a result of normal use. Failure to do so will be deemed a contractual violation subject to contractual rescission and payment of a fine.

CLAUSE TWO - The space provided will be used for installation and operation of a Distribution Center to be operated by the BORROWER, including storage of goods, and the sale, brokerage and/or marketing of any other products or services not listed above is prohibited.

[stamp:] [initials] Initials	[stamp:] GPA LEGAL DEPARTMENT CONTRACTS [initials]	[stamp:] LEGAL DEPARTMENT [initials] Initials CNOVA

CLAUSE THREE - The FREE USE is granted for 12 (twelve) months, starting from the date of signing of this contract, automatically renewable for equal and successive periods, unless either party manifests itself to the contrary in writing.

PARAGRAPH ONE - After termination of this contract the BORROWER will be obliged to return the space free of people, things and objects, and will not have the right to indemnification, restitution, or retention, and will be responsible for reinstating the conditions of the property without damages.

PARAGRAPH TWO - The space will be inspected by the LENDER, to confirm the condition it is in and any damages that need to be fixed or compensated, which the BORROWER hereby agrees to implement or compensate within a maximum of 30 (thirty) days after being notified, always within its own responsibility and its own cost, excluding the natural wear and tear of the property.

CLAUSE FOUR - This contract may be rescinded:

a)      By either party, if there is no remedial action required by the other party in case of any violations, within a period of 10 (ten) days after the receipt of written notice.

b)      By either party, by written notice to the other party, at least 90 (ninety) days after the receipt of the notice.

CLAUSE FIVE - The BORROWER agrees:

(i)     to ensure that the activities performed at the location are legally authorized by the relevant public bodies, to pay all fines, fees and other sanctions imposed on it by any public body due to its local operations, and to comply promptly with all the requirements of public bodies for any reason, unless it is impossible to obtain authorization from the relevant public bodies due to the absence of the necessary and relevant documents for the property, in which case this is the responsibility of the LENDER, and the BORROWER will be exempt from any responsibility for any fines.

(ii)    to be directly responsible for all charges and social contributions, pensions and social securities, applicable to its activity, in connection with its employees, agents, representatives, or contractors and its activities performed on-site.

(iii)   to assume responsibility before any judicial or administrative bodies, public administrative entities or agents, direct or indirect, and to identify

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itself as the sole and exclusive employer or user of services of its employees, agents, representatives, or contractors, directly or indirectly involved in the activities of installation, use, or operation of its activities, and to be responsible for any legal or standard labor-related obligations, as well as civil and criminal obligations, including those in connection with accidents at work.

(iv)      The BORROWER agrees to assume any civil liability in connection with claims (private or public), or regulatory, accident related or tax related liability in connection with the purpose of this Contract, filed against the LENDER, in courts or administrative bodies or as out-of-court claims by third parties, to defend itself against such claims and to exempt the LENDER from the case, or in case of out-of-court claims to respond to such claims by fully exempting the LENDER from any responsibility. If the LENDER remains part of the case, at its discretion or due to not having opted to be excluded, it will choose its lawyers to defend it and the LENDER will bear all the relevant costs, such as lawyer’s fees, procedural costs and orders, which applies also in the case of an out-of-court claim by a third party.

(v)       fully indemnify the LENDER for the material, personal, moral, and/or property losses (losses and damages) arising from actions exclusively and demonstrably of its employees, agents, representatives, and contractors, directly or indirectly involved in the activities of installation, use, or operation of its activities, whether malice or serious fault (negligence, imprudence and/or malpractice).

(vi)      if the BORROWER keeps money and/or valuables on the property granted for free use, it should install an effective security system, consisting of safes or similar, in any way exempting the LENDER from any responsibility for robbery, theft, or deterioration.

(vii)     to observe the safety and operation policy of the Distribution Centers of the LENDER, concerning the operating hours and other rules, and promptly comply with instructions and request of the LENDER, if it identifies a situation that puts the safety of the operation at risk based on its policy.

(viii)    look after the provided spaces as if it were its own, covering all the expenses and costs, direct or indirect, related to the maintenance and cleaning thereof, during the installation, use, and operation of its activities.

CLAUSE SIX — If the BORROWER, at the end of the period of FREE USE, fails to leave the property free of people and things, it will be obliged to pay a fine of BRL 500.00 (five hundred reais) starting on the first date after the date set in the notice to vacate the property, and this fine will be adjusted based on the IGPM/FGV index, using the date of signing of this contract as the key date.

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CLAUSE SEVEN — The BORROWER will be responsible for all expenses necessary to vacate the property by the deadline mentioned herein.

CLAUSE EIGHT — Upon return of the space, the time tolerated for repairs of any damages attributed to the BORROWER and any reinstatement of good conditions of the property and facilities will be counted towards the period of free use, even if this is performed after the property is returned.

CLAUSE NINE — The parties expressly declare that they are not acting under any defect of consent and that they have been duly advised and assisted by their respective lawyers, the reason why they cannot be considered to suffer from any technical, economic, or legal shortages. The Parties have elected the Court of the city of São Paulo to settle any disputes arising from this contract, ruling out any other court, regardless of any advantages it may bring.

In witness thereof, the parties have read and agreed with this contract, declare their full knowledge and understanding of the obligations assumed herein and agree to make sure that these provisions are observed by them and their successors, and sign 3 (three) copies of this contract, with equal content, in the presence of the witnesses identified herein.

São Caetano do Sul, November 27, 2014.

LENDER:

/s/ Jose Herzog /s/ Marcelo Lopes
[stamp:] Jorge Herzog Vice President	VIA VAREJO S/A	[stamp:] Marcelo Lopes Logistics and IT VP

BORROWER:

[stamp:]	/s/ Oderi Gerin Leite /s/ Fernando Tracanella	[stamp:]
Oderi Gerin Leite	CNOVA COMÉRCIO ELETRÔNICO S/A	Fernando Tracanella
Operations Executive Director		Financial Executive Director

WITNESSES:

Name:	Name:
Tax ID:	Tax ID:

[stamp:] [initials] Initials	[stamp:] GPA LEGAL DEPARTMENT CONTRACTS [initials]	[stamp:] LEGAL DEPARTMENT [initials] Initials CNOVA